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                                                                   EXHIBIT 4(b)

CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE PARTICIPATING OR OTHER RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

             SERIES F 6.5% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                               ($0.01 Par Value)

                                       OF

                                 POWERTEL, INC.

                       --------------------------------

            Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                       --------------------------------



      POWERTEL, INC., a Delaware corporation (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation pursuant to authority conferred upon the Board of Directors by Article FOURTH of the Certificate of Incorporation of the Corporation, which authorizes the issuance of up to 1,000,000 shares of preferred stock, by consent of the Board of Directors dated June 15, 1998:

      RESOLVED, that the issue of a series of preferred stock, $0.01 par value, of the Corporation is hereby authorized and the designations, powers, preferences and relative, participating or other rights, and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

      Section (1) Number of Shares and Designation. 50,000 shares of the preferred stock, $0.01 par value, of the Corporation are hereby constituted as a series of the preferred stock designated as Series F 6.5% Cumulative Convertible Preferred Stock (the "Series F Preferred Stock"). Without the consent of the then current holders of shares of Series F Preferred Stock as provided for herein, the number of shares of Series F Preferred Stock may not be increased and may not be decreased below the number of then currently outstanding shares of Series F Preferred Stock.

      Section (2) Definitions. For purposes of the Series F Preferred Stock, the following terms shall have the meanings indicated:

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            "Base Shares" shall have the meaning set forth in paragraph (a) of
      Section (3).

            "Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series F Preferred Stock.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Common Stock" shall mean the Common Stock of the Corporation, par value $0.01 per share.

            "Conversion Price" shall mean the conversion price per share of Common Stock into which the Series F Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section (7). The initial Conversion Price shall be $22.01 (equivalent to the rate of approximately 68.15 shares of Common Stock for each share of Series F Preferred Stock).

            "Current Market Price" shall mean, as of a particular date, the average of the closing high bid and low asked prices per share of Common Stock in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

            "Dividend Junior Stock" shall have the meaning set forth in paragraph (d) of Section (3).

            "Dividend Parity Stock" shall have the meaning set forth in paragraph (c) of Section (3).

            "Dividend Payment Date" shall have the meaning set forth in paragraph (a) of Section (3).

            "Dividend Period" shall have the meaning set forth in paragraph (a) of Section (3).

            "Dividend Value" shall have the meaning set forth in paragraph (a) of Section (3).

            "Excess Dividend Amount" shall have the meaning set forth in paragraph (e) of Section 3.

            "Initial Convertibility Date" shall mean the fifth anniversary of the Issue Date.

            "Initial Market Price" shall mean $17.75 per share, and shall be proportionately adjusted for any: (i) dividend or distribution made on the Common Stock in shares of Common Stock; (ii) subdivision of the Common Stock into a greater number of shares;


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      (iii) combination of the Common Stock into a smaller number of shares; or
      (iv) issuance of shares of capital stock by reclassification of the Common Stock.

            "Issue Date" shall mean the first date on which shares of Series F Preferred Stock are issued.

            "Liquidation Preference" shall have the meaning set forth in paragraph (a) of Section (4).

            "Mandatory Redemption Date" shall have the meaning set forth in paragraph (b) of Section (5).

            "Mandatory Redemption Price" shall have the meaning set forth in paragraph (b) of Section (5).

            "Minimum Price" shall have the meaning set forth in paragraph
      (d)(ii) of Section (7).

            "Nasdaq Stock Market" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

            "Optional Redemption Date" shall have the meaning set forth in paragraph (a) of Section (5).

            "Optional Redemption Price" shall have the meaning set forth in paragraph (a) of Section (5).

            "Person" shall mean any individual, firm, partnership, joint venture, corporation, limited liability company, association or other entity, and shall include any successor (by merger or otherwise) of such entity.

            "Redemption Date" shall have the meaning set forth in paragraph (c) of Section (5).

            "Redemption Notice" shall have the meaning set forth in paragraph
      (c) of Section (5).

            "Redemption Price" shall have the meaning set forth in paragraph
      (c) of Section (5).

            "Securities" shall have the meaning set forth in paragraph (d)(iii) of Section (7).

            "Series A Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series A Convertible Preferred Stock.


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            "Series B Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series B Convertible Preferred Stock.

            "Series C Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series C Convertible Preferred Stock.

            "Series D Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series D Convertible Preferred Stock.

            "Series E Preferred Stock" shall mean the series of preferred stock, $0.01 par value, of the Corporation designated as Series E 6.5% Cumulative Convertible Preferred Stock.

            "Series E Certificate of Designations" shall mean the Certificate of the Designations, Powers, Preferences and Relative Participating or Other Rights, and the Qualifications, Limitations or Restrictions Thereof, of Series E 6.5% Cumulative Convertible Preferred Stock ($0.01 Par Value) of Powertel, Inc., as filed with the Secretary of State of the State of Delaware, as such may be amended from time to time.

            "Specified Indentures" shall mean the following: (i) the Indenture dated June 10, 1997 governing the 11 1/8% Senior Notes Due 2007 of the Corporation; (ii) the Indenture dated April 19, 1996 governing the 12% Senior Discount Notes Due May 2006 of the Corporation; and (iii) the Indenture dated February 7, 1996 governing the 12% Senior Discount Notes Due February 2006 of the Corporation.

            "Subsidiaries" shall mean any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Corporation directly or indirectly through one or more intermediaries.

            "Trading Day" means a day on which the Nasdaq Stock Market, or such other exchange or inter-dealer quotation system on which the Common Stock is principally traded or authorized to be quoted, is open for the transaction of business.

            "Transaction" shall have the meaning set forth in paragraph (e) of Section (7).

            "Transfer Agent" means such agent or agents of the Corporation as may be designated by the Board of Directors as the transfer agent for the Series F Preferred Stock.

      Section (3) Dividends.

            (a) Holders of the outstanding shares of Series F Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of the Series F Preferred Stock, calculated and payable quarterly (each such quarterly period being hereinafter called a "Dividend Period"), at a rate per annum equal to 6.5% of the Liquidation Preference of such share; provided, however, that


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without first obtaining stockholder approval pursuant to the rules of the
Nasdaq Stock Market, or, in lieu thereof, if allowed by the Nasdaq Stock Market, otherwise delivering notice to stockholders, the aggregate number of shares of Common Stock that are issued as dividends pursuant to this Section
(3) at a price below the Initial Market Price shall not exceed 20% of the number of shares of Common Stock that are issued and outstanding as of the Issue Date (the "Base Shares"). If the aggregate number of shares of Common Stock that have been issued as dividends on the Series F Preferred Stock pursuant to this Section (3) at a price below the Initial Market Price exceeds at any time 5% of the Base Shares, the Corporation agrees, for the benefit of the holders of the Series F Preferred Stock, to seek (if not previously obtained) approval at the next annual meeting of the Corporation's stockholders of the issuance of any future dividends payable in Common Stock pursuant to this paragraph (a) of this Section (3) which may exceed 20% of the Base Shares.

            All dividends on shares of the Series F Preferred Stock, to the extent accrued, shall be cumulative, whether or not earned or declared, on a daily basis from the last date through which dividends have been paid or, if no dividends have been paid, from the date upon which each such share of Series F Preferred Stock was initially issued, and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each a "Dividend Payment Date"), commencing on September 15, 1998, to holders of record on the Business Day immediately preceding the relevant Dividend Payment Date. Such dividends shall accrue whether or not they have been declared and whether or not there are net profits, surplus or other funds of the Corporation legally available for the payment of dividends.

            Dividends on the Series F Preferred Stock shall be, at the option of the Corporation, payable (i) in cash or (ii) through the issuance of a number of fully paid and nonassessable shares (rounded up or down to the nearest whole number) of Common Stock equal to the amount of the dividend owed divided by the Dividend Value of the Common Stock; provided, however, that the Corporation shall not pay any dividends on the Series F Preferred Stock in cash prior to the date that all obligations under each of the Specified Indentures shall have been satisfied in full unless all restrictions set forth in the Specified Indentures with respect to the payment of such cash dividends have been waived or otherwise satisfied in accordance with the terms of such Specified Indentures; and provided further, however, that dividends with respect to a Dividend Payment Date that are not paid in cash within 90 days of such Dividend Payment Date shall thereafter be payable solely in shares of Common Stock on the basis of the Dividend Value with respect to such Dividend Payment Date, as set forth in this Section (3), and shall no longer be payable in cash.

            The "Dividend Value" of the Common Stock with respect to a Dividend Payment Date means the product of (x) 95% and (y) the average of the last sales price for the Common Stock as reported by the Nasdaq Stock Market, or the principal securities exchange or other securities market on which the Common Stock is then being traded, for the five Trading Days immediately preceding such Dividend Payment Date.

            (b) All dividends paid with respect to shares of the Series F Preferred Stock pursuant to paragraph (a) of this Section (3) shall be paid pro rata to the holders entitled thereto.


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            (c) No dividend whatsoever shall be declared or paid upon, or any funds or shares of Common Stock set apart for the payment of dividends upon, any outstanding share of the Series F Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid (or declared and a sufficient sum or number of shares of Common Stock set apart for the payment of such dividend) upon all outstanding shares of Series F Preferred Stock. No dividend will be declared or paid upon any stock that ranks on a parity with the Series F Preferred Stock with respect to dividends (the "Dividend Parity Stock"), and no shares of Dividend Parity Stock shall be redeemed, purchased or otherwise acquired by the Corporation for consideration through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends have been paid on the Series F Preferred Stock for all prior Dividend Periods and (B) sufficient funds or shares of Common Stock have been paid or set apart for the payment of the dividend for the Dividend Period for which a dividend is next payable on the Series F Preferred Stock. Notwithstanding the provisions of this paragraph (c), if accrued dividends on the Series F Preferred Stock for all prior Dividend Periods have not been paid in full and sufficient funds or shares of Common Stock have not been paid or set apart for the payment of the dividend for the Dividend Period for which a dividend is next payable on the Series F Preferred Stock, the Corporation may declare a dividend on the Series F Preferred Stock and any Dividend Parity Stock for any Dividend Period if such dividend will be declared ratably in proportion to accrued and unpaid dividends on the Series F Preferred Stock and such Dividend Parity Stock.

            (d) The Corporation will not (i) declare, pay or set apart funds or shares of Common Stock for the payment of any dividend or other distribution with respect to any stock that ranks junior to the Series F Preferred Stock with respect to dividends ("Dividend Junior Stock") or (ii) redeem, purchase or otherwise acquire for consideration any Dividend Junior Stock through a sinking fund or otherwise, unless (A) all accrued and unpaid dividends with respect to the Series F Preferred Stock at the time of such event have been paid or funds or shares of Common Stock have been set apart for payment of such dividends and
(B) sufficient funds or shares of Common Stock have been paid or set apart for the payment of the dividend for the Dividend Period for which a dividend is next payable on the Series F Preferred Stock. Notwithstanding anything in this Certificate of Designations to the contrary, the Corporation may repurchase, redeem or otherwise acquire Dividend Junior Stock in exchange for Dividend Junior Stock and Dividend Parity Stock in exchange for Dividend Parity Stock or Dividend Junior Stock.

            (e) So long as any shares of the Series F Preferred Stock are outstanding, if dividends in excess of the quarterly dividend amount set forth in paragraph (a) of Section (3) (such excess being the "Excess Dividend Amount") shall be declared or paid or set apart for payment in any Dividend Period on any Dividend Junior Stock or Dividend Parity Stock, dividends equal to the Excess Dividend Amount shall be contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock with such payment with respect to each share of Series F Preferred Stock being equal to the distributions that would be made in respect of the aggregate of: (i) the number of shares of Common Stock into which such share of Series F Preferred Stock is then convertible; and (ii) the number of shares of Common Stock that the Corporation would be required to issue as of such date in payment of all dividends that, pursuant to paragraph (a) of Section (3), have accrued but remain unpaid as of such date.


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            (f) Dividends on the Series F Preferred Stock on account of arrears for any past Dividend Period and dividends on the Series F Preferred Stock in connection with any optional redemption may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on the Business Day immediately prior to the payment thereof, as may be fixed by the Board of Directors.

            (g) Dividends payable on the Series F Preferred Stock for any period other than a Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If a Dividend Payment Date is not a Business Day, payment of dividends shall be made on the next succeeding Business Day and dividends accruing for the intervening period shall be paid on the next succeeding Dividend Payment Date.

      Section (4) Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Series F Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series F Preferred Stock shall be entitled to receive $1,500.00 per share (the "Liquidation Preference"); thereafter, such holders shall be entitled, with respect to their Series F Preferred Stock and all dividends accrued and unpaid thereon to the date of final distribution to such holders, to share on an as if converted to Common Stock basis with the holders of the shares of Common Stock as provided in paragraph (b) of this Section (4). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Series F Preferred Stock, shall be insufficient to pay in full the liquidation preferences of all of such series and liquidating payments in respect thereof, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable with respect to the liquidation preferences of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any such other stock if all liquidation preferences payable thereon were paid in full. For the purposes of this Section (4), (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary; provided, however, that any subsequent distribution, liquidation, dissolution or winding up of the Corporation shall remain subject to this Section (4).

            (b) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with or prior to Series F Preferred Stock, upon any


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liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Series F Preferred Stock, as provided in paragraph (a) of this Section (4), holders of shares of Series F Preferred Stock shall be entitled to share ratably with holders of shares of Common Stock and any other class or series entitled to participate with the Common Stock in the event of liquidation, dissolution or winding up, in any and all assets remaining to be paid or distributed, such that distributions shall be made in respect of each share of Series F Preferred Stock in an amount equal to the distributions made in respect of the aggregate of: (i) the number of shares of Common Stock into which such share of Series F Preferred Stock is then convertible; and (ii) the number of shares of Common Stock that the Corporation would be required to issue as of such date in payment of all dividends that, pursuant to paragraph (a) of Section (3), have accrued but remain unpaid as of such date.

      Section (5) Redemption.

            (a) Series F Preferred Stock may not be redeemed by the Corporation prior to the Initial Convertibility Date. After the Initial Convertibility Date and subject to the restrictions set forth in Section (3) hereof, the Corporation, at its option, may redeem the shares of Series F Preferred Stock, in whole or in part, at any time or from time to time upon such date or dates as may be fixed by the Corporation for redemption (each an "Optional Redemption Date"), for an aggregate redemption price in cash equal to the Liquidation Preference per share plus an amount per share equal to the value on a day selected by the Board of Directors of the Corporation that is within five days of the Optional Redemption Date of all accrued and unpaid dividends, if any, to the applicable Optional Redemption Date (the "Optional Redemption Price"), out of funds legally available therefor, subject to the notice provisions and provisions for partial redemption described below; provided, however, that in connection with any redemption effected pursuant to this paragraph (a) of Section (5), the Corporation must redeem the shares of Series A Preferred Stock, the shares of Series B Preferred Stock, the shares of Series C Preferred Stock, the shares of Series D Preferred Stock, the Shares of Series E Preferred Stock and the shares of Series F Preferred Stock then eligible for redemption pro rata in proportion to their respective liquidation preferences.

            (b) Each share of Series F Preferred Stock (if not earlier redeemed or converted) shall be subject to mandatory redemption in whole (to the extent of lawfully available funds therefor) on June 1, 2010 (the "Mandatory Redemption Date") at a redemption price in cash equal to the Liquidation Preference per share plus the value on a day selected by the Board of Directors of the Corporation that is within five days of the Mandatory Redemption Date of an amount per share equal to all accrued and unpaid dividends thereon, if any, to the Mandatory Redemption Date (the "Mandatory Redemption Price"). The Corporation shall take all actions required or permitted by the Delaware General Corporation Law to permit the redemption described in this paragraph
(b) of Section (5).

            (c) In the event of a redemption pursuant to paragraph (a) or (b) of this Section (5), the Corporation shall give notice of such redemption (a "Redemption Notice") by first class mail, postage prepaid, mailed not less than 20 nor more than 60 days prior to the Optional Redemption Date or the Mandatory Redemption Date, as the case may be (each a "Redemption Date"), to each holder of record of the shares of Series F Preferred Stock to be redeemed, at such


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holder's address as the same appears on the stock records of the Corporation, which Redemption Notice shall be unconditional and irrevocable. Each such Redemption Notice shall state: (1) the Redemption Date; (2) the number of shares of each series to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be (each a "Redemption Price"); (4) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (5) the then current Conversion Price; and (6) that no default of the Corporation is then existing under any material loan document, indenture or other borrowing, which default has a material adverse effect on the Corporation. The Redemption Notice having been mailed as aforesaid, from and after the applicable Redemption Date (unless default shall be made by the Corporation in providing money for the prompt payment of the applicable Redemption Price), (i) the shares of the Series F Preferred Stock so called for redemption and not converted prior to 5:00 p.m. New York time on the Redemption Date shall no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price without interest thereon after the Redemption Date) shall cease. If the Corporation fails to provide money for the payment of the Redemption Price within 30 days after the Redemption Date, the Redemption Price shall accrue interest at the rate of 15% per annum until paid.

            Upon surrender in accordance with a Redemption Notice of the certificates for the shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the Redemption Notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price. If fewer than all the outstanding shares of Series F Preferred Stock are to be redeemed, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be possible) by the Corporation from outstanding shares of Series F Preferred Stock held by each holder thereof and not previously called for redemption. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      Section (6) Shares to be Retired. All shares of Series F Preferred Stock purchased or redeemed by the Corporation or converted shall be retired and canceled and shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to series.

      Section (7) Conversion. Holders of shares of Series F Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock as follows:

            (a) Subject to and upon compliance with the provisions of this Section (7), a holder of shares of Series F Preferred Stock shall have the right, at his, her or its option, at any time on or after the Initial Convertibility Date, to convert such shares, in whole or in part, into the number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing the aggregate Liquidation Preference of such shares by the Conversion Price and by surrender of such shares so to be converted by the holder thereof, such surrender to be made in the manner provided in paragraph (b) of this Section
(7); provided, however, that the right to convert shares called for redemption pursuant to Section (5) shall terminate at 5:00 p.m. New York time on the Redemption Date for


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such redemption, unless the Corporation shall default in making prompt payment of the amount payable upon such redemption. Any share of Series F Preferred Stock may be converted, at the request of its holder, in part into Common Stock. If a part of a share of Series F Preferred Stock is converted, then the Corporation will convert such share into the requested shares of Common Stock (subject to paragraph (c) of this Section (7)) and issue a fractional share of Series F Preferred Stock evidencing the remaining interest of such holder. The Corporation shall issue, pay and deliver all accrued and unpaid dividends with respect to the shares of Series F Preferred Stock so converted in accordance with paragraph (b) of this Section (7).

            (b) In order to exercise the conversion right, the holder of each share of Series F Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Corporation or in blank, at the office of the Transfer Agent or, if no Transfer Agent has been appointed by the Corporation, at the principal office of the Corporation, accompanied by written notice to the Corporation that the holder thereof elects to convert its shares of Series F Preferred Stock or a specified portion thereof. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Series F Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

            Holders of shares of Series F Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares (except that holders of shares called for redemption on a Redemption Date between such record date and the Dividend Payment Date shall not be entitled to receive such dividend on such Dividend Payment Date) on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date.

            As promptly as practicable after the surrender of certificates for shares of Series F Preferred Stock as aforesaid, the Corporation shall issue, pay and deliver at such office to such holder, or on his, her or its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section (7), (ii) if less than the full number of shares of Series F Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificates less the number of shares being converted, (iii) all accrued and unpaid dividends with respect to the shares of Series F Preferred Stock so converted and (iv) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (c) of this Section (7).

            Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series F Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock


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shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such shares shall have been surrendered and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series F Preferred Stock shall upon delivery be duly and validly issued and fully paid and nonassessable.

            (c) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series F Preferred Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to such fraction of a share multiplied by the Current Market Price of one share of Common Stock on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Preferred Stock so surrendered.

            (d) The Conversion Price shall be adjusted from time to time as follows:

                   (i) In case the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock without making a corresponding dividend or distribution with respect to its Series F Preferred Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or capital stock of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share of Series F Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the close of business on the record date in the case of a dividend or distribution (except as provided in paragraph (h) below) and shall become effective immediately after the close of business on the record date in the case of a subdivision, combination or reclassification.

                  (ii) In case the Corporation shall issue after the Issue Date
      (a) options, warrants or other rights to all holders of Common Stock entitling them (for a period expiring within 180 days after the record date mentioned below) to subscribe for or purchase Common Stock at a price per share less than the lower of the Initial Market Price or the Conversion Price (the "Minimum Price") at the record date for the determination of stockholders entitled to receive such options, warrants or other rights or (b) shares of Common Stock (excluding shares of Common Stock issued or issuable as dividends with respect to the Series F Preferred Stock pursuant to paragraph (a) of Section (3) hereof and Common Stock issued or issuable as dividends with respect to the Series E Preferred Stock pursuant to paragraph (a) of Section (3) of the Series E Certificate of Designations) or securities exercisable for (including options, warrants or other rights other than those referred to in clause
      (a) above and subparagraph (iii) below) or exchangeable or convertible into shares of Common Stock) at a price per share (or having an exercise, exchange or conversion price per share) less than the then current Minimum Price (other than securities issued in a transaction in which a pro rata share of such securities have been reserved by the Corporation for distribution to the holders of Series F Preferred Stock upon conversion), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of issuance of such options, warrants, other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) (without giving effect to any such issuance) and (B), in the case of (a) above, the number of shares which the aggregate proceeds from the exercise of such options, warrants or other rights for Common Stock or, in the case of (b) above, the number of shares which the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock) so issued would purchase at the Minimum Price in effect immediately prior to the date of issuance, and the denominator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the date of issuance of such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into Common Stock) (without giving effect to any such issuance) and (B), in the case of clause (a) above, the number of additional shares of Common Stock offered for subscription or purchase or, in the case of clause (b) above, the number of shares of Common Stock so issued or into which the exercisable, exchangeable or convertible securities may be exercised, exchanged or converted. Such adjustment shall be made successively whenever any such options, warrants or other rights or shares of Common Stock (or securities exercisable for or exchangeable or convertible into Common Stock) are issued, and shall become effective immediately after such record date or, in the case of the issuance of Common Stock, after the date of issuance thereof (or in the case of securities exercisable for or exchangeable or convertible into shares of Common Stock, the date on which holders may first exercise, exchange or convert the same in accordance with the respective terms thereof). In determining whether any options, warrants or other rights entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than the Minimum Price in effect immediately prior to the date of such issuance, and in determining the aggregate offering price of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock), there shall be taken into account any net consideration received or receivable by the Corporation upon issuance and upon exercise of such options, warrants or other rights or upon issuance of shares of Common Stock (or securities exercisable for or exchangeable or convertible into shares of Common Stock), the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith or, if higher, the aggregate exercise, exchange or conversion price set forth in such exercisable, exchangeable or convertible securities. The aggregate consideration received by the Corporation in connection with the issuance of shares of Common Stock or of options, warrants or other rights or securities exercisable for or exchangeable or convertible into shares of Common Stock shall be deemed to be equal to the sum of the aggregate net offering price of all such securities plus the minimum aggregate amount, if any, payable upon the exercise of such options, warrants or other rights and conversion of any such exercisable, exchangeable or convertible securities into shares of Common Stock.

                  (iii) In case the Corporation shall distribute to all holders of its Common Stock as a class any shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or assets (other than a regular cash dividend that the Board of Directors determines, in good faith, can be maintained by the Corporation for at least four consecutive periods covering not less than one year and that the Board of Directors intends to maintain for at least four consecutive periods covering not less than one year, out of profits or surplus) or options, warrants or other rights to subscribe for or purchase any of its securities (excluding those referred to in subparagraph (ii)(a) above) (any of the foregoing being hereinafter in this subparagraph (iii) called the "Securities"), then in each such case, unless the Corporation elects to reserve shares or other units of such Securities for distribution to the holders of the Series F Preferred Stock upon the conversion of the shares of Series F Preferred Stock so that any such holder converting shares of Series F Preferred Stock will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the record date for the distribution of the Securities, converted his or her shares of Series F Preferred Stock into Common Stock (such election to be based upon a determination by the Board of Directors that such reservation will not materially adversely affect the interests of any holder of Series F Preferred Stock in any such reserved Securities), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the date of such distribution by (II) a fraction, the numerator of which shall be the Current Market Price per share of the Common Stock on the record date mentioned below less the fair market value (as determined by the Board of Directors, whose determination shall, if made in good faith, be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately, except as provided in paragraph (h) below, after the record date for the determination of stockholders entitled to receive such distribution.

                  (iv) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subparagraph (iv) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further that any adjustment shall be required and made in accordance with the provisions of this Section (7) (other than this subparagraph (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section (7) shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest 1/100 of a share (with .005 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Corporation shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, distribution of options, warrants or other rights to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the Corporation to its stockholders shall not be taxable.

                   (v) No adjustment in the Conversion Price shall be required in the event of any dividend, distribution or issuance to holders of shares of Common Stock pursuant to subparagraph (i), (ii) or (iii) above if holders of shares of Series F Preferred Stock have received the same dividend, distribution or issuance in accordance with Section (3) hereof.

            (e) In case the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction as to which paragraph (d)(i) of this Section (7) applies) (each of the foregoing being referred to as a "Transaction"), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series F Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series F Preferred Stock was convertible immediately prior to such Transaction. The Corporation shall use reasonable efforts to deliver notice of any Transaction to the holders of Series F Preferred Stock at least 20 days prior to the earlier of the consummation or the record date therefor; provided however, that any unintentional failure by the Corporation to deliver such required notice shall not impair or affect the validity or provisions of any such Transaction; and provided, further, that any failure by the Corporation to deliver such required notice shall toll the time period in which the holders of Series F Preferred Stock may convert their shares as aforementioned until such notice is delivered by the Corporation. The Corporation shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e) and it shall not consent or agree to the occurrence of any Transaction until the Corporation has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series F Preferred Stock which will contain provisions enabling the holders of the Series F

Preferred Stock which remains outstanding after such Transaction to convert into the consideration received by holders of Common Stock at the Conversion Price immediately after such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

            (f)   If:

                    (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock (other than a regular cash dividend that the Board of Directors determines can be maintained by the Corporation for at least four consecutive periods covering at least one year and that the Board of Directors intends to maintain for at least four consecutive periods covering at least one year out of profits or surplus); or

                   (ii) the Corporation shall authorize the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any options, warrants or other rights; or

                  (iii) there shall be any reclassification of the Common Stock (other than an event to which paragraph (d)(i) of this Section (7) applies) or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of shares of the Series F Preferred Stock at their addresses as shown on the stock records of the Corporation, as promptly as possible, but at least 15 days prior to the applicable date specified in clauses (A) and (B) below, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, sale or transfer is expected, that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale or transfer. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section (7).

            (g) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price, the calculation of such adjusted Conversion Price and the date on which such adjustment becomes effective and shall promptly mail such notice of such adjustment of the Conversion Price to the holder of each share of Series F Preferred Stock at his, her or its last address as shown on the stock records of the Corporation.

            (h) In any case in which paragraph (d) of this Section (7) provides that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series F

Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and
(B) paying to such holder any amount in cash in lieu of any fraction pursuant to paragraph (c) of this Section (7).

            (i) For purposes of this Section (7), the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

            (j) If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section (7), only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

            (k) In case the Corporation shall take any action affecting the Common Stock other than action described in this Section (7), which in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of the shares of Series F Preferred Stock, the Conversion Price for the Series F Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

            (l) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series F Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series F Preferred Stock not theretofore converted. For purposes of this paragraph (1), the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series F Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

            (m) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock deliverable upon conversion of the Series F Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

            (n) The Corporation shall use all reasonable efforts to list the shares of Common Stock required to be delivered upon conversion of the Series F Preferred Stock and all shares of Common Stock issued as dividends with respect to the Shares, prior to such issuance and delivery, on the Nasdaq Stock Market or such other exchange or interdealer quotation system on which the Common Stock is principally traded or authorized to be quoted.

            (o) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series F Preferred Stock or upon the payment of dividends with respect to the Shares, the Corporation shall use all reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority, and any such conversion or delivery shall be subject to any applicable requirements of law or regulation.

            (p) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes or fees payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series F Preferred Stock or upon the payment of dividends with respect to the Shares pursuant hereto imposed by any Governmental Authority (including, without limitation, any fee in respect of an HSR Act filing); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series F Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

      Section (8) Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

                    (i) prior to the Series F Preferred Stock, as to dividends or as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series F Preferred Stock;

                   (ii) on a parity with the Series F Preferred Stock, (A) as to dividends, if such stock is Series E Preferred Stock or if the holders of such class of stock and the Series F Preferred Stock shall be entitled to the receipt of dividends in proportion to their respective amounts of declared and unpaid dividends per share, without preference or priority one over the other, or (B) as to distribution of assets upon liquidation, dissolution or winding up, whether or not the redemption or liquidation prices per share thereof be different from those of the Series F
      Preferred Stock, if such stock shall be Series A Preferred Stock, Series
      B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock or if the holders of such class of stock and the Series F Preferred Stock shall be entitled to the receipt of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of liquidation prices, without preference or priority one over the other; and

                  (iii) junior to the Series F Preferred Stock, (A) as to dividends payable pursuant to paragraph (a) of Section (3) hereof, if such stock is Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Common Stock, or as to all dividends, if holders of Series F Preferred Stock shall be entitled to the receipt of all dividends in preference or priority to the holders of shares of such stock, or (B) as to distribution of assets upon liquidation, dissolution or winding up, if such stock shall be Common Stock or if the holders of Series F Preferred Stock shall be entitled to receipt of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such stock.

      Section (9) Voting.

            (a) Except as herein provided or as otherwise from time to time required by law, holders of Series F Preferred Stock shall have no voting rights.

            (b) So long as any shares of the Series F Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series F Preferred Stock outstanding at the time given in person or by proxy, either in writing or at any special or annual meeting, shall be necessary to permit, effect or validate any one or more of the following:

                    (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of stock ranking prior to (or convertible, exercisable or exchangeable into any class or series of stock ranking prior to) Series F Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up;

                   (ii) the increase in the authorized or issued amount of Series F Preferred Stock; or

                  (iii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation of the Corporation (including any of the provisions hereof) which would affect any right, preference or voting power of Series F Preferred Stock or of the holders thereof, provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Series F Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such rights, preferences or voting powers.

            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption, scheduled to be consummated within 30 days after such time.

      Section (10) Record Holders. The Corporation and the Transfer Agent may deem and treat the record holder of any shares of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and signed by Allen E. Smith, its President and Chief Executive Officer, and attested by Lorena G. Turner, its Assistant Secretary, this 19th day of June, 1998.

                                    POWERTEL, INC.

                                    By    /s/ Allen E. Smith
                                       ---------------------------------------
                                          Allen E. Smith
                                          President and Chief Executive Officer

(Corporate Seal)

Attest:

By    /s/ Lorena G. Turner
  ---------------------------------
      Lorena G. Turner
      Assistant Secretary